Exhibit 10.17

Form	UNITED STATES	FORM APPROVED
3600-9	DEPARTMENT OF THE INTERIOR	OMB No. 1004-0103
(April 2002)	BUREAU OF LAND MANAGEMENT	Expires: March 31, 2008
	CONTRACT FOR THE SALE OF MINERAL MATERIALS	Office: NV-050
Contract Number: N-84731
The United States of America, acting through the Bureau of Land Management (BLM) and you, the purchaser, make this AGREEMENT, under the authority of the Act of July 31, 1947, 61 Stat. 681, as amended at 30 U.S.C. 601 through 604, and the regulations at 43 CFR Group 3600.
Ready Mix, Inc
3430 East Flamingo Suite 100
Las Vegas, NV 89121
We agree: Sec. 1. Contract area. Under the terms and conditions of this contract, the United States sells to you and you buy the mineral materials listed in section 2 and contained in the following lands as shown on the map and mining plan attached to this contract:

County	State	Township	Range	Section	Aliquot Parts	Meridian	Acreage
Clark ☑	Nevada	T. 17 S.	R. 58 E.	9	NE1/4SE1/4	MD	40

Nye ☐
Sec. 2. Amount and price of materials. The United States determines the total purchase price by multiplying the total quantity of each kind of material designated by the unit price given below, or as changed through reappraisal.

	QUANTITY	PRICE
KIND OF MATERIALS	(Units Specified)	PER UNIT	TOTAL PRICE
Sand & Gravel	372,000 tons	$0.58	$215,760.00
Administrative Fee	372,000 tons	$0.01	$3,720.00

TOTAL	372,000 tons	$0.59	$219,480.00
BLM’s determination of the amount of materials that you have taken under the contract is binding on you. You may appeal this determination as provided in section 19. You are liable for the total purchase price, even if the quantity of materials you ultimately extract is less than the amount shown above. You may not mine more than the quantity of materials shown in the contract.
SEC 3. Payments, title, and reappraisals. You may not extract the materials until you have either paid in advance for them in full $215,760.00, or paid the first installment of $10,788.00, [   ] If you pay in advance, BLM will check this box and subsections 3(a) through 3(c) do not apply to your contract. You must pay the Administrative Fee of $3,720.00 in full prior to contract issuance.
(a) If you pay in installments, you must pay the first installment before BLM approves the contract.
(b) Once you start removing material, you must pay each subsequent installment payment monthly in an amount equal to the value of materials removed in the previous month. Payment must be made by the 15th day following the end of the month for which you are reporting. You must pay the total purchase price not later than 60 days before the contract expires.
(c) The United States will retain the first installment as security for your full and faithful performance and will apply it to the last installment required to make the total payment equal to the total price given in section 2. The total purchase price equals the sum of the total quantities removed, multiplied by their respective unit prices. If you are late making an installment payment, you must not remove any more material until you have paid. Removing material you have not paid for is trespass, and for trespass you must pay at triple the appraised unit price, or at triple the reappraised unit price if BLM has made a reappraisal. To resume removal operations after you were late making payments, you must obtain BLM’s written approval.
(d) You receive title to the mineral materials only after you have paid for them and extracted them.
Sec 4. Risk of loss. You assume complete risk of loss for all materials to which you have title. If material covered by this contract is damaged or destroyed before title passes, you are liable for all loss suffered if you or your agents are directly or indirectly responsible for the damages. If you are not responsible for the damage or destruction, you are liable only to the extent that the loss was caused by your failure to remove the material under the terms of this contract. You are still liable for breach of contract or any wrongful or negligent act.
Sec. 5. Liability for damages to materials not sold to you. You are liable for loss or damage to materials not sold to you if you or your agents are directly or indirectly responsible for the damage or loss. You are also liable if you fail to perform under the contract according to BLM’s instructions and the United States incurs costs resulting from your breach of any contract term or your failure to use proper conservation practices. If the damage resulted from willful or gross negligence, you are liable for triple the appraised value of the damaged or destroyed materials. If the damage or destruction did not result from willful or gross negligence, you are liable for lesser charges, but not less than the appraised value of the materials.
Sec. 6. Stipulations and reserved terms. Your rights are subject to the regulations at 43 CFR Group 3600 and to any stipulations and the mining plan attached to this contract. ☑ BLM will check this box if there are stipulations attached to this contract.
Sec. 7. Notice of operations. You must notify BLM immediately when you begin and end operations under this contract. If BLM has specified a time frame for notification, you must comply with that time frame.
Sec. 8. Bonds. (a) You must furnish BLM with a bond in the amount of $71,600.00 as a condition of issuing this contract.
(b) If you do not perform all terms of the contract, BLM will deduct an amount equal to the damages from the face amount of the bond. If the damages exceed the amount of the bond, you are liable for the excess. BLM will cancel the bond or return the cash or U.S. bonds you supplied when you have completed performance under this contract.
(c) BLM will require a new bond when it finds any bond you furnish under this contract to be unsatisfactory.
Sec. 9. Assignments. You may not assign this contract without BLM’s written approval.
Sec. 10. Modification of the Approved Mining or Reclamation Plan. You or BLM may initiate modification of these plans to adjust for changed conditions, or to correct any oversight. The conditions for BLM requiring you to modify these plans, or approving your request for modification are found in the regulations at 43 CFR 3601.44.

Sec. 11. Expiration of contract. This contract will expire one year,—months, — days from its approval date, unless BLM extends the term or renews the contract. ☐ BLM will check this box if this contract is a renewable competitive contract.
Sec. 12. Renewal of renewable competitive contract. BLM will renew your contract if you apply in writing no less than 90 days before your renewable competitive contract expires and you meet the conditions in the regulations at 43 CFR 3602.47.
Sec. 13. Violations; and cancellations. (a) If you violate any terms or provisions of this contract, BLM may cancel your contract following the regulations at 43 CFR 3601.60 et seq., and recover all damages suffered by the United States, including applying any advance payments you made under this contract toward the payment of the damages.
(b) If you extract any mineral materials sold under this contract after the contract has expired or been cancelled, you have committed, and may be charged with, willful trespass.
Sec. 14. Responsibility for damages suffered or costs incurred by the United States. If you, your contractors, subcontractors or employees breach this contract or commit any wrongful or negligent act, you are liable for any resulting damages suffered or costs incurred by the United States. You must pay the United States within 30 days after receiving a written demand from BLM.
Sec. 15. Extensions of time. BLM may grant you an extension of time in which to comply with contact provisions under the regulations at 43 CFR 3602.27. For contracts with terms over 90 days, you must apply in writing no less than 30 or more than 90 days before your contract expires. For contracts with terms of 90 days or less you must apply no later than 15 days before your contract expires.
Sec. 16. Time for removing personal property. You have 90 days (not to exceed 90) from the date this contract expires to remove your equipment, improvements, and other personal property from United States lands or rights-of-way. You may leave in place improvements such as roads, culverts, and bridges if BLM consents. Any property remaining after this period ends becomes the property of the United States, but you will remain liable for the cost of removing it and restoring the site.
Sec. 17. Equal opportunity clause. The actions you take in hiring must comply with the provisions of Executive Order No. 11246 of September 24, 1965, as amended, which describe the non-discrimination clauses. You may bet a copy of this order from BLM.
Sec. 18. Effective date. This contract becomes effective as indicated below. ☐ If this contract becomes effective on the date BLM signs the contract, BLM will check this box.
☑ If this contract becomes effective only after certain conditions are met, BLM will check this box, list the conditions below, and indicate the effective date.
Sec. 19. Appeal. You may appeal any decision that BLM makes in regard to this contract under parts 4 and 1840 of Title 43 of the Code of Federal Regulations.
The following parties have executed this contract as of:

PURCHASER	UNITED STATES OF AMERICA

Ready Mix, Inc.	/s/ Illegible

(Individual or Firm Name) 3430 East Flamingo, Suite 100, Las Vegas, NV 89121	(Authorized Officer) NRS

(Address)	(Title)

(702) 433-2090	5-1-08

(Phone Number)	(Date)

Clint Tryon CFO, Sec/Treas. (Signature)

If you are a corporation, affix corporate seal here.	Effective date of contract is May 1, 2008
Title 18 U.S.C. Section 1001, makes it a crime for any person knowingly or willfully to make to any department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction, subject to a fine of up to $10,000 and imprisonment up to 5 years.
NOTICE
The Paperwork Reduction Act of 1995 (44 U.S.C. 3501 et seq.) requires us to inform you that: BLM is collecting this information to process your application and effect a binding contract. BLM will use this information to identify and communicate with applicants. You must respond to this request to get a benefit. A federal agency may not conduct or sponsor, and you are not required to respond to, an information collection which does not have a currently valid OMB control number.
Authority: 30 U.S.C. 601 et seq.; 43 CFR 3600
Principal Purpose: BLM uses this information to identify the parties entering into contracts for disposing of mineral materials.
Routine Uses: BLM will transfer this information from the record or the record itself to appropriate federal, state, local, or foreign agencies, when relevant to criminal, civil, or regulatory investigations or prosecutions.
Effect Of Not Providing Information: If you do not provide this information to BLM, we will not be able to process your application for a contract.
BLM estimates the public reporting burden for this form at an average of 30 minutes per response, including the time for reviewing instructions, gathering and maintaining data, and completing and reviewing the form. Direct comments regarding the burden estimate or any other aspect of this form to U.S. Department of the Interior, Bureau of Land Management, Bureau Clearance Officer, (1004-0103), 1849 C St., NW., Mail Stop 4 (Illegible), Washington D.C. 20240.

EXHIBIT“B” 05/31/07
(Illegible) Stipulations for the Sand and Gravel Operation
1. “Purchaser” means any person, corporation, partnership, association, Federal agency, State agency, local agency, municipality, or other entity that has been issued a mineral material contract or free use permit by the Las Vegas Field Office. Customers may obtain contracts and/or free use permits under any name they choose. However, related business ventures will not be viewed as separate Purchasers.
2. “Authorized Officer” means the Las Vegas Field Manager or his duly appointed representative.
3. Purchaser will conform to all Federal, State of Nevada, County, and Local laws, ordinances and regulations. Purchaser will acquire all permits, variances, easements, etc. required to operate within the pit. All operators shall be required to obtain the applicable permit from the Clark County Department of Air Quality Management, prior to any surface disturbing activities. The operators shall carry out any monitoring requirements and pay any off-set fees imposed by the permit. The permittee shall agree to indemnify the United States against any liability arising from the release of dust on the permit area. This agreement applies without regard to whether a release is caused by the Holder, its agent or contractor, or unrelated third parties. Failure to conform to all laws, ordinances and regulations or to acquire all required permits, variances and easements will result in the suspension of this contract for a period deemed appropriate by the Authorized Officer.
4. Firearms may not be possessed within the boundaries of any community pit, either openly or under concealment, except by an officer, agent or employee of the United States, a State, or a political subdivision thereof, who is authorized by law to engage in law enforcement activities. Possession or use of a firearm within a community pit will result in the revocation or cancellation of this contract. Future sales may also be denied.
5. Purchaser shall notify the Authorized Officer within one (1) working day of movement of equipment into the pit, commencement of operations, termination of operations, and removal of equipment from the pit. Should the purchaser fail to move into the pit and start production of mineral materials within six (6) months of the issuance of this contract, the Authorized Officer will cancel the contract.
6. As provided by 43 USC 1732. Sec. 302, the Authorized Officer may order an immediate temporary suspension of this contract prior to a hearing or final administrative finding if he determines that such a suspension is necessary to protect health, safety or the environment. Where other applicable law (i.e. MSHA, NDOSHE) contains specific provisions for suspension, revocation or cancellation the provisions of such law shall prevail.
7. If the Purchaser violates any provisions of .this contract, the Authorized Officer through written notice, has the option of refusing to issue any additional material contracts to the Purchaser; or suspending further operations of Purchaser under this contract, except operations necessary to remedy any violations. If purchaser fails to remedy all violations within thirty (30) days after receipt of a suspension notice, the Authorized Officer may, by written notice, cancel the existing contract and take appropriate action to recover all damages suffered by the Government from the violations, including application of any advance payments or performance bonds toward payment of damages.
8. Extraction, under this contract, means materials which have been processed to a final product and stockpiled for removal. Materials stockpiled in this manner become the personal property of the permittee only after they have been paid for. Stockpiled materials remaining on Government lands and rights-of-way at the end of the period specified for removal in the contract shall become the property of the Government.
9. The Purchaser shall be liable for any damages, cost or expense incurred by the Government arising out of operations under this contract whenever damage, cost or expense results from breach of contract or wrongful or negligent act of Purchaser, his contractors, subcontractors, or their employees. The Purchaser shall pay the Government for the damage, cost or expense within thirty (30) days of a written demand by the Authorized Officer. Failure to make payment within this period will result in the suspension of all sales to the Purchaser until payment is received.
10. Upon contract termination, Purchaser will remove or dispose of all waste, which has accumulated in the contract area as a result of the mining operation, to a public sanitary landfill or other proper disposal area. The term “waste”, as used herein, includes, but is not limited to, garbage, human waste, trash, petroleum products and equipment.
11. Purchaser will avoid disturbing or removal of section corners, bench marks, monuments, or other survey markers. Where excavation or road building may require removal or relocation of these items, the Authorized Officer will be contacted thirty (30) days prior to removal or relocation for special instructions.
12. Backhauling of any materials and/or debris into any community pit is not allowed. The backhauling of materials and/or debris into a community pit by the Purchaser, his contractors, subcontractors, or their employees will be cause for the Authorized Officer to immediately order the suspension and/or cancellation of all operations of the Purchaser under all contracts held through the Las Vegas Field Office. Purchaser will be liable for all costs of removal of the backhaul materials.
13. Materials brought into the pit for the purpose of blending with the existing native sand & gravel shall be clean and free of any deleterious materials (i.e. rebar, wood). The imported materials shall be stockpiled in a readily identifiable segregated area. Imported materials will be shown as a separate volume on the monthly report for material removed from the pit. Upon completion of mining all leftover imported materials will be removed from the pit and disposed of in an approved manner.
14. Machinery will be kept on the pit floor to the extent possible. All stockpiles and waste rock piles will be kept at as low an angle to the horizon as possible to reduce visual impacts. No unnecessary equipment or vehicles will be kept on site. Except for stockpiles of processed material, the pit floor will be kept reasonably level and uniform during the term of the contract.
15. When antiquities or other cultural objects of historic or scientific interest, including, but not limited to, historic or prehistoric ruins, artifacts or vertebrate fossils, are discovered during the mining operation, all operations will cease immediately. The cultural items will be left intact and immediately brought to the attention of the Authorized Officer in order that the cultural resource can be inspected, documented and/or salvaged.
16. Asphalt hot plants, concrete batch plants, materials recycling plants and water wells are not allowed within any community pit unless approval is granted in writing by the Authorized Officer. All other types of plants not specifically for the sole purpose of mining, crushing and/or loading mineral materials are not allowed.
17. Night watchmen, mobile homes, recreational vehicles, non-operational vehicles, storage areas, repair areas, salvage areas, and all other persons, animals, materials and/or equipment not directly related to the mining, processing, and/or hauling of mineral materials are not allowed within any community pit unless approval is granted in writing by the Authorized Officer.
18. All mining, processing, hauling, and storage activities shall be confined to the minimum area necessary. This area shall be delineated by the Authorized Officer and will not exceed ten (10) square feet per cubic yard of material purchased with the exception that all Purchasers will be allowed a minimum area of 10,000 square feet. Purchaser shall clearly mark the exterior boundaries of the activity area prior to the commencement of any surface disturbing activities. All activities, directly or indirectly associated with this contract, must be conducted within the boundaries of this area.
19. Purchaser must display a permanent identification sign in the activity area showing the Purchaser’s name, address, and telephone number. Each Permittee is required to possess and display at the disposal site a current copy of the Mineral Material Sale Contract issued by this office.

20. Purchaser will furnish this office with a monthly report of mineral materials removed under this contract (see Attachment “B”). These copies must be furnished month and must be itemized, including operator name and volume (Illegible) materials, all sales on site to other sand and gravel operator (Illegible) are due in this office (Las Vegas Field Office) not later than the 10th of each month, or the first business day hereafter if the 10th falls on a weekend or holiday. The Authorized Officer may also require the Purchaser to submit certified copies of its community pit mining records showing the names, addresses, and telephone numbers of buyers, quantities of materials sold, and dates of deliveries. Submission of erroneous records will constitute grounds for the suspension and/or cancellation of this contract and the suspension of sales of mineral materials contracts for up to one year. This office may also refuse to issue any future contracts without an adequate performance bond. If contract length is less than thirty (30) days then Attachment “B” must be submitted within five (5) days of the contract expiration date. A new contract will not be issued without all required submissions of Attachment “B”. Attachment “B” must be signed and dated upon completion of the form.
21. Permittee’s who have purchased or anticipate an annual production volume greater than 15,000 cubic yards of material, will be required to provide the BLM with a pre-disposal and post-disposal survey of the site. Any person or company suspected of unauthorized removal of material exceeding 15,000 c.y. will also be required to provide a survey. The survey may be either an aerial or land survey. If a land survey is performed, it must be completed by a surveyor registered in the State of Nevada. If the operator refuses to conduct a survey, the Authorized will suspend sales for a thirty (30) day period, and the BLM will conduct a survey. The resulting costs will be billed to the operator as an administrative cost, which must be paid prior to continued sales. Any trespass established by a BLM survey, in such cases, will be considered willful. The operator will be charged willful damages and sales will be terminated.
22. If a tortoise is in imminent danger with immediate death or injury likely (such as from an approaching vehicle or equipment), and the tortoise has been given the opportunity to move but has withdrawn in its shell and is not moving, onsite personnel may capture the tortoise and place it in a clean, unused cardboard box or similar container. Clark County’s tortoise pick-up service will be notified immediately (593-9027). The contained tortoise will be held in the shade or temperature controlled environment until removed by the pick-up service.
23. Prior to starting operations each day, the permittee will make an inspection of the operating area. This inspection is to determine if any desert tortoises are present.
24. Vertical cuts of three (3) feet or greater will be graded to a horizontal to vertical slope ratio of three to one (3 to 1) upon termination of the mining operation.
25. Migratory birds:
a. Under the Migratory Bird Treaty Act it is illegal to remove an active nest, egg(s) or young bird(s) without a USFWS depredation permit. The proponent must comply with the Migratory Bird Treaty Act to avoid potential impacts to migratory bird species or their habitat. Therefore, prior to vegetation and/or other ground disturbing activities, the proponent shall have a qualified wildlife biologist on site for breeding bird surveys and bird observations during the following dates: In upland desert habitats and ephemeral washes containing upland species, the season generally occurs between March 15th — July 30th. In riparian and higher elevation areas, breeding season generally occurs between March 1st — August 30th.
b. A qualified wildlife biologist is a person with documented ornithological knowledge of and/or sufficient experience with birds of the Mojave Desert and their behaviors. The person must be able to identify and locate these birds and their nests which may be present within the project area. The wildlife biologist must be familiar with Mojave bird behavior and be able to establish an adequate buffer area around nest sites. The desert tortoise biologist may be able to perform these duties.
c. Upon selection of a qualified wildlife biologist the BLM shall be notified via letter containing the project serial number as assigned by the BLM or the proponent may call and discuss their selection with BLM wildlife staff at (702) 515-5000. Documentation will be placed in the case file.
d. Project area surveys shall be done to ensure 100% coverage. Methods should be selected based on the plant community and/or topography. Field notes and reports shall thoroughly describe methodology and rationale for use and archived.
e. Surveys shall include burrowing owls and other ground nesting species. If active nests containing eggs and/or young are found, then an appropriately-sized buffer area must be established, marked and avoided during construction so that egg laying, incubation and the rearing of young continues until the young fledge.
f. For construction activities from October 01 to March 14, the proponent’s biologist shall collapse all burrows, holes, crevices, or other cavities on the construction site only after thoroughly inspecting them for inhabitants like desert tortoises and/or their eggs. This will discourage burrowing owls from potentially occupying the burrows, holes, crevices before and during construction activities.
g. If burrowing owls are seen during surveys after March 15, you must rely on behavioral observations to determine their breeding status. Should breeding behavior be observed, the wildlife biologist will assume that an active nest is present and the area shall be avoided until the young fledge. This will ensure that any eggs or young are not abandoned due to project activities. The owl’s total nesting cycle takes a minimum of 74 days, during which time construction activity would need to cease within the buffer area on the site. Generally, owl eggs may be laid between mid-March to the end of May, and young may be present from mid-April through August. (Adapted from US Fish and Wildlife Service recommendations)
h. Following project completion, the project wildlife biologist must complete the migratory bird section in the provided attachment, sign and return the attachment to the BLM. For a complete list of protected birds see 50 C.F.R. 10.13.
26. An encounter with a Gila Monster during operational activities require adherence to the following protocols.
a) Any encounters during project construction must be reported immediately to the Nevada Division of Wildlife at (702) 486-5127.
b) Live Gila monsters found in harms way on the construction site will be captured and detained in a cool, shaded environment (<85 degrees F) by the project biologist trained in handling venomous reptiles until a NDOW biologist can arrive for documentation purposes. A clean 5-gallon plastic bucket w/ a secure, ventilated lid; an 18”x 18”x 4” plastic sweater box w/ a secure, vented lid; or, a tape-sealed cardboard box of similar dimension may be used for safe containment. Written information identifying mapped capture location, date, time, and circumstances (e.g. biological survey or construction) and habitat description (vegetation, slope, aspect, substrate) will also be provided to NDOW.
c) Injuries to Gila monsters may occur during excavation, road-grading, or other construction activities. In the event a Gila monster is injured, it should be transferred to a veterinarian proficient in reptile medicine for evaluation of appropriate treatment. Rehabilitation or euthanasia expenses will not be covered by NDOW. However, NDOW will be immediately notified during normal business hours. If an animal is killed or found dead, the carcass will be immediately frozen and transferred to NDOW with a complete written description of situation circumstances, habitat, and mapped location.
d) Should NDOW be delayed to assist, biological personnel on site may be requested to remove and release the Gila monster out of harms way. Should NDOW’s assistance be delayed, biological or equivalent acting personnel on site may be requested to remove and release the Gila monster out of harms way. Should NDOW not be immediately available to respond for photo-documentation, a 35mm camera or equivalent (5 mega-pixel digital minimum preferred) will be used to take good quality images of the Gila monster in situ at the location of live encounter or dead salvage. The pictures, preferably on slide film (.tif or .jpg digital format) will be provided to NDOW. Pictures will include the following information: 1) Encounter location (landscape with Gila monster in clear view); 2) a clear overhead shot of the entire body with a ruler next to it for scale (Gila monster should fill camera’s field of view and be in sharp focus); 3) a clear, overhead close-up of the head (head should fill camera’s field of view and be in sharp focus).
27. The operator/permittee shall be responsible for controlling all undesirable invading plant species (including listed noxious weeds and other invasive plants identified as undesirable by federal, state or local authorities) within (Illegible) of their authorization area and Bureau-(Illegible) facilities (e.g. access and utility corridors), including all operating and reclaimed areas, until (Illegible) activities have been deemed successful and (Illegible) by the authorized officer. Control standards and measures proposed must conform to applicable state and federal regulations.
28. The operator shall use weed free seed for reclamation and for other organic products for erosion control, stabilization, or revegetation (e.g. straw bales, organic mulch) must be certified weed free. According to Nevada law (NRS 587.111), “all seed shipped to or sold within Nevada is to be free of noxious weed seeds”.
29. Prior to any application of herbicide on public lands the operator shall have a current Pesticide Use Permit that outlines application methods, rates, weather constraints and the specific dates of applications. Stipulation 3 — The project proponent will coordinate project activities with the BLM Weed Coordinator (702-515-5000) regarding any proposed herbicide treatment. The project proponent will prepare, submit, obtain and maintain a pesticide use proposal (PUP) for the proposed action. Weed treatments may include the use of herbicides, and only those herbicides approved for use on Public lands by the BLM.
30. The operator/permittee is responsible for ensuring that all project related vehicles and equipment arriving at the site (including, but not limited to, drill rigs, dozers, support vehicles, pickups and passenger vehicles, including those of the operator, any contractor or subcontractor and invited visitors) do not transport noxious weeds onto the project site. The operator shall ensure that all such vehicles and equipment that will be traveling off constructed and maintained roads or parking areas within the project area have been power washed, including the undercarriage, since their last off road use and prior to off road use on the project. When beginning off road use on the project, such vehicles and equipment shall not harbor soil, mud or plant parts from another locale. Depending on the site setting such as remoteness, or other site condition, the operator may be required to have an on-site wash area identified and readily available. If a noxious weed infestation is known or later discovered on the project site, project related vehicles or equipment that have traveled through such an infestation shall be power washed including the undercarriage prior to leaving the site, at an established, identified wash area. Wash water and sediment shall be contained in an adjacent settling basin. Should any vegetation emerge in the wash area or settling basin, it will be promptly identified and appropriately controlled if found to be an undesirable invasive plant.
31. Should undesirable invasive plants become established on developed areas prior to reclamation reshaping; appropriate measures will be taken to ensure that the invasive plants are eradicated prior to reclamation earthwork. Should undesirable invasive plants become established on reshaped areas prior to reclamation seeding; appropriate measures will be taken to ensure that invasive plants are eradicated prior to seeding the site.
32. Dust abatement measures shall be taken concurrent with mining and reclamation activities. All operations shall use best available control technology to meet air quality regulations. Roads and operating areas shall meet air quality standards established by Clark County. Roads exiting the pit from the scales shall be black-topped. Pit roads leading to scales or that will be in place longer than 60 days shall be chip sealed or otherwise black-topped. All black-topped roads shall be watered hourly to prevent the build-up of dust. Pit roads in place less than 60 days shall be treated with an approved chemical treatment, i.e. magnesium chloride or lignin sulfate. Proof, such as a bill of sale, shall be presented upon request to show that chemical treatments are being used.
33. All areas to be excavated shall be watered prior to removal. All borrow, pit run, processed and transferred materials shall contain no less than 2 percent moisture by weight, or be treated with the equivalent volume of water necessary to maintain a 2 percent moisture content by weight in 1/4 inch minus material.
34. Operations shall limit disturbance to the smallest area needed for operations. Operating areas not in use for more than 14 days shall be treated with a chemical dust suppressant. Armoring with oversized rock is an acceptable alternative to chemical treatment. Operators shall complete reclamation within 30 days on areas no longer needed for operations or production. Armoring of reclaimed sites or use of a dust suppressant shall be used to reduce erosion until vegetation is established.
35. Measures taken shall be in conformance with Federal, State and County laws or regulations. All sand and gravel trucks shall use load covers when transporting mineral materials. If atmospheric conditions are such that air quality violations would occur, then the purchaser shall cease operations until such time as the atmospheric conditions change and air quality standards can again be met. If new air quality standards are promulgated during the life of the contract, then the purchaser shall come into compliance with the new standards within a reasonable amount of time.
36. All machinery and vehicles used in the operation shall meet air quality standards. Any machinery/vehicles exhibiting signs of not meeting air quality standards, i.e. black smoke from diesel equipment or visible exhaust, shall either be removed from the pit or shut down until serviced to meet standards.
37. The BLM shall suspend the contract of any operations failing to meet air quality regulations, if requested by the Clark County Department of Air Quality Management to do so. The BLM shall suspend the contract of any operations with a pattern of violations (three violations in any four month period) for air quality regulations, regardless of any request by the Clark County Department of Air Quality Management.
38. No open fires for the burning of trash or to provide warmth to workers shall be allowed in the pit. Vehicles and equipment shall not be left idling unnecessarily within the pit.
39. Operators shall be encouraged to get employees involved in car pooling to and from the pit.